News

For further information contact:

Derek Leckow
Vice President
Investor Relations
(717) 849-7863	For Immediate Release

DENTSPLY International Reports Record Results for First Quarter 2011

-	First quarter net sales increased 4.5%, and 6.0% excluding precious metals
-	Earnings per diluted share grew 17.1%, and were up 11.4% on a non-GAAP basis
-	Executing contingency plan in response to natural disaster in Japan
-	Re-establishing guidance for fiscal 2011 earnings

York, PA – April 28, 2011 -- DENTSPLY International Inc. (NASDAQ–XRAY) today announced record sales and earnings for the three months ended March 31, 2011.  Net sales in the first quarter of 2011 increased 4.5% to $570.5 million compared to $545.9 million reported for the first quarter of 2010.   Net sales, excluding precious metal content, were $527.0 million, a 6.0% increase compared to the first quarter of 2010.  Net sales growth, excluding precious metal content, was driven by constant currency growth of 4.6%.  Net sales of dental consumable and specialty products accelerated during the quarter while sales of dental laboratory products were lower particularly for precious metal based materials.

Net income for the first quarter of 2011 was $69.1 million, or $0.48 per diluted share, representing growth of 17.1% compared to $0.41 per diluted share in the first quarter of 2010.  Earnings per diluted share in the first quarter of 2011, on a non-GAAP basis, were $0.49, an increase of 11.4% from $0.44 in the first quarter of 2010.  A reconciliation of the non-GAAP measure to earnings per share calculated according to GAAP is presented on the attached table.

On March 15, DENTSPLY reported that it would be negatively impacted by the March 11 earthquake and tsunami in Japan, including supply disruptions from a key supplier.  The Company today reported that it is executing contingency plans in response to supply chain disruptions that have occurred, and are expected to continue for some time, as a result of this natural disaster. Although the situation had only minimal impact on the Company’s results in the first quarter, it is expected that the effect will increase in magnitude over the next several quarters.  The Company expects the negative impact will be mitigated in part by its contingency efforts.  These efforts include continuing to work with its existing supplier which is finalizing arrangements to produce some components from alternate sites, sourcing certain products from alternative suppliers, and actions taken to reduce the cost structure of the Company’s affected businesses.

Bret Wise, Chairman and Chief Executive Officer, stated “We are pleased to report record sales and earnings in the first quarter driven by a notable improvement in the global dental market and strong execution by the Company, particularly on the launch of numerous new product offerings.   We continue to execute our contingency plans to mitigate the impact of the natural disaster in Japan on both our near-term and long-term results.  Although we have made substantial progress to date, it is clear that our efforts will not fully mitigate the impact on our results in 2011.  At this time, we view the potential negative impact of the situation in Japan on our full year results to be in the range of $0.12 to $0.17 per diluted share. Excluding this impact, we are encouraged by the improving momentum of our business which helped us exceed our internal targets for the first quarter. Based on all of these factors, we expect fiscal 2011earnings to be in the range of $1.86 to $1.98 per diluted share, including the challenges we face from the situation in Japan.”

ADDITIONAL INFORMATION

A conference call has also been scheduled for today, Thursday, April 28, 2011 at 8:30 a.m. (Eastern Time).  A live broadcast is available through Shareholder.com by accessing DENTSPLY's website at www.dentsply.com. In order to participate in the call, dial (888) 211-7451 (for domestic calls) and (913) 312-0844 (for international calls). The Conference ID # is 5190510. At that time, you will be able to discuss the first quarter earnings with DENTSPLY's Chairman and Chief Executive Officer, Mr. Bret Wise; President and Chief Operating Officer, Mr. Chris Clark; and Senior Vice President and Chief Financial Officer, Mr. William Jellison.

A rebroadcast of the conference call will be available to the public online at the DENTSPLY website www.dentsply.com. You may also access a dial-in replay for one week following the call at (888) 203-1112 (for domestic calls) or (719) 457-0820 (for international calls), Pass code #5190510.

DENTSPLY designs, develops, manufactures and markets a broad range of professional dental products including dental implants, endodontic instruments and materials, orthodontic appliances, restorative materials, preventive materials and devices, and prosthetic materials and devices.  The Company distributes its professional dental products in over 120 countries under some of the most well-established brand names in the industry. DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the professional dental market.

This press release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding future events or the future financial performance of the Company that involve substantial risks and uncertainties.  Actual events or results may differ materially from those in the projections or other forward-looking information set forth herein as a result of certain risk factors. These risk factors include, without limitation; the continued strength of dental markets, the timing, success and market reception for our new and existing products, uncertainty with respect to governmental actions  with respect to dental products, outcome of litigation, continued support of our products by influential dental professionals, and changes in the general economic environment that could affect the business.  Changes in such assumptions or factors could produce significantly different results.

For an additional description of risk factors, please refer to the Company’s most recent Form 10-K and its subsequent periodic reports on Forms 10-Q filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provided adjusted operating income, adjusted net income attributable to DENTSPLY International and adjusted earnings per diluted share.  These adjusted amounts consist of GAAP amounts excluding (1) certain mark-to-market charges at an unconsolidated affiliated company, (2) acquisition-related charges, (3) income tax-related adjustments and, (4) restructuring and other costs.  Adjusted earnings per diluted share are calculated by dividing adjusted net income attributable to DENTSPLY International by diluted weighted-average shares outstanding.

The Company also provided an operational tax rate, which is the Company’s effective tax rate, a GAAP measure, adjusted for certain charges.  Adjusted operating income, adjusted net income attributable to DENTSPLY International, adjusted earnings per diluted share and operating tax rate are considered measures not calculated in accordance with GAAP, and therefore are non-GAAP measures.  These non-GAAP measures may differ from those of other companies.

The Company believes that the presentation of adjusted operating income, adjusted net income attributable to DENTSPLY International, adjusted earnings per diluted share and operating tax rate provides important supplemental information to management and investors seeking to understand the Company’s financial condition and results of operations.  The non-GAAP financial information should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

DENTSPLY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$570,503	$545,944
Net sales, excluding precious metal content	527,005	497,486

Cost of products sold	270,519	263,906

Gross profit	299,984	282,038
% of Net sales	52.6%	51.7%
% of Net sales, excluding precious metal content	56.9%	56.7%

Selling, general and administrative expenses	200,767	188,034

Restructuring and other costs	633	4,680

Operating income	98,584	89,324
% of Net sales	17.3%	16.4%
% of Net sales, excluding precious metal content	18.7%	18.0%

Net interest and other expense	4,585	5,878

Income before income taxes	93,999	83,446

Provision for income taxes	23,712	21,255

Equity in net loss attributable to unconsolidated affilated company	(824)	-

Net income	$69,463	$62,191
% of Net sales	12.2%	11.4%
% of Net sales, excluding precious metal content	13.2%	12.5%

Less: Net income (loss) attributable to the noncontrolling interests	379	348

Net income attributable to DENTSPLY International	$69,084	$61,843
% of Net sales	12.1%	11.3%
% of Net sales, excluding precious metal content	13.1%	12.4%

Earnings per common share:
Basic	$0.49	$0.42
Dilutive	$0.48	$0.41

Cash dividends declared per common share	$0.05	$0.05

Weighted average common share outstanding:
Basic	141,614	146,776
Dilutive	144,044	149,294

DENTSPLY INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2011	2010
Assets

Current Assets:

Cash and cash equivalents	$575,264	$540,038
Accounts and notes receivable-trade, net	385,357	344,796
Inventories, net	332,282	308,738
Prepaid expenses and other current assets	119,165	121,473
Total Current Assets	1,412,068	1,315,045

Property, plant and equipment, net	432,716	423,105
Identifiable intangible assets, net	79,468	78,743
Goodwill, net	1,350,780	1,303,055
Other noncurrent assets, net	162,017	138,003

Total Assets	$3,437,049	$3,257,951

Liabilities and Equity

Current liabilities	$362,011	$360,091
Long-term debt	652,290	604,015
Deferred income taxes	79,963	72,489
Other noncurrent liabilities	360,286	311,444
Total Liabilities	1,454,550	1,348,039

Total DENTSPLY International Equity	1,945,338	1,839,386
Noncontrolling interests	37,161	70,526
Total Equity	1,982,499	1,909,912

Total Liabilities and Equity	$3,437,049	$3,257,951

DENTSPLY INTERNATIONAL INC.

(In thousands, except per share amounts)

Operating Income Summary:

The following tables present the reconciliation of reported GAAP operating income in total and on a percentage of net sales, excluding precious metal content, to the non-GAAP financial measures.

Three Months Ended March 31, 2011		Percentage
	Operating	of Net Sales,
	Income (Expense)	Ex Precious Metal Content

Income from Operations	$98,584	18.7%

Recent Acquisition-Related Activities	399	0.1%

Restructuring and Other Costs	234	0.0%

Adjusted Non-GAAP Operating Earnings	$99,217	18.8%

Three Months Ended March 31, 2010		Percentage
	Operating	of Net Sales,
	Income (Expense)	Ex Precious Metal Content

Income from Operations	$89,324	18.0%

Restructuring and Other Costs	4,680	0.9%

Recent Acquisition-Related Activities	518	0.1%

Adjusted Non-GAAP Operating Earnings	$94,522	19.0%

DENTSPLY INTERNATIONAL INC.

(In thousands, except per share amounts)

Earnings Summary:

The following tables present the reconciliation of reported GAAP net income attributable to DENTSPLY International and on a per share basis to the non-GAAP financial measures.

Three Months Ended March 31, 2011
	Income	Diluted
	(Expense)	Per Share

Net Income Attributable to DENTSPLY International	$69,084	$0.48

Loss on Mark-to-Market Adjusments at an Unconsolidated Affilated Company	921	0.01

Recent Acquisition-Related Activities, Net of Tax and Noncontrolling Interests	245	0.00

Restructuring and Other Costs, Net of Tax and Noncontrolling Interests	114	0.00

Income Tax-Related Adjustments	196	0.00

Adjusted Non-GAAP Net Income Attributable to DENTSPLY International	$70,560	$0.49

Three Months Ended March 31, 2010
	Income	Diluted
	(Expense)	Per Share

Net Income Attributable to DENTSPLY International	$61,843	$0.41

Restructuring and Other Costs, Net of Tax and Noncontrolling Interests	2,791	0.02

Recent Acquisition-Related Activities, Net of Tax and Noncontrolling Interests	387	0.00

Income Tax-Related Adjustments	437	0.00

Rounding	-	0.01

Adjusted Non-GAAP Net Income Attributable to DENTSPLY International	$65,458	$0.44

DENTSPLY INTERNATIONAL INC.

(In thousands)

Operating Tax Rate Summary:

The following tables present the reconciliation of reported GAAP effective tax rate as a percentage of income before income taxes to the non-GAAP financial measure.

Three Months Ended March 31, 2011
			Percentage
	Pre-tax Income	Income Taxes	of Pre-tax Income

As Reported - GAAP Operating Results	$93,999	$(23,712)	25.2%

Recent Acquisition-Related Activities	399	(154)

Restructuring and Other Costs	234	(120)

Income Tax-Related Adjustments	-	196

As Adjusted - Non-GAAP Operating Results	$94,632	$(23,790)	25.1%

Three Months Ended March 31, 2010			Percentage
	Pre-tax Income	Income Taxes	of Pre-tax Income

As Reported - GAAP Operating Results	$83,446	$(21,255)	25.5%

Restructuring and Other Costs	4,680	(1,743)

Recent Acquisition-Related Activities	518	(131)

Income Tax-Related Adjustments	-	437

As Adjusted - Non-GAAP Operating Results	$88,644	$(22,692)	25.6%

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